ClearOne announces the appointment of Derek Graham as Permanent CEO

SALT LAKE CITY, January 26, 2023 (BUSINESSWIRE) -- ClearOne (Nasdaq: CLRO), today announced that its Board of Directors has appointed Derek Graham as Chief Executive Officer (CEO), effective January 24. 2023.

Derek Graham was appointed to the role of interim CEO in May 2022.  Eric Robinson, Chairman of the Board of Directors said, "Derek Graham has provided strong and decisive leadership in the last few months and navigated the company through a particularly challenging time. I am confident that Derek will continue to guide ClearOne through the next phase of growth. The Board and I are delighted to appoint Derek as ClearOne's CEO."

Derek Graham joined ClearOne in 2003 as a Lead Engineer and rose through the ranks. He has overseen the development and introduction of multiple generations of professionally installed audio and video conferencing, video streaming, wireless microphone, digital signage, and camera products. Derek Graham has authored 13 patents including many patents that are critical to ClearOne's success.

“I am very grateful for this opportunity and thank the Board of Directors for expressing faith in my abilities to steer ClearOne to the next level. ClearOne is a truly unique and talented organization with a proud history of pioneering product innovation.  I look forward to continuing my work with this amazing team to deliver great results to our investors, channel partners, end users, and other stakeholders," noted Mr. Graham.

About ClearOne
ClearOne is a global market leader enabling conferencing, collaboration, and network streaming solutions. The performance and simplicity of its advanced, comprehensive solutions offer unprecedented levels of functionality, reliability, and scalability. Visit ClearOne at www.clearone.com.

Forward Looking Statements

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements and any statements of the plans and objectives of management for future operations and forecasts of future growth and value and the possible outcomes of litigation, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. The information in this press release should be read in conjunction with the Company’s public filings with the SEC, including without limitation, its annual reports on form 10-K and quarterly reports on form 10-Q.

Contact

Narsi Narayanan
801-975-7200
investor_relations@clearone.com
http://investors.clearone.com

SOURCE: ClearOne, Inc.